UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/01/2008

Sun Microsystems, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-15086

Delaware	94-2805249
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

4150 Network Circle
Santa Clara, California 95054-1778
(Address of principal executive offices, including zip code)

(650) 960-1300
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.    Costs Associated with Exit or Disposal Activities

On May 1, 2008, the Board of Directors of Sun Microsystems, Inc. (the "Company") approved a plan to better align the Company's resources with its strategic business objectives, including reducing its workforce (the "Restructuring Plan"). The Company expects to incur total charges ranging from $130 million to $220 million over the next several quarters in connection with the Restructuring Plan, the majority of which relates to cash severance costs and is expected to be incurred in the first half of the fiscal year ending June 30, 2009.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) and (d) Election of Director.

On May 1, 2008, upon the recommendation of the Corporate Governance and Nominating Committee of the Board of Directors (the "Board") of Sun Microsystems, Inc. ("Sun"), Sun's Board elected James H. Greene, Jr. to the Board. Concurrently with his appointment to the Board, Mr. Greene was appointed to the Corporate Governance and Nominating Committee.

In connection with a private placement transaction between Sun and KKR Private Equity Investors, L.P. ("KKR") in January 2007 (the "KKR Transaction"), Sun agreed to appoint one person to its Board nominated by KKR, provided such person is qualified and suitable to serve under all applicable Company policies and guidelines and other regulatory requirements, meets the independence requirements of the NASDAQ Stock Market and is otherwise acceptable to the Board in its good faith discretion (the "Membership Requirements"). For so long as KKR continues to have ownership rights as to at least $350 million principal amount of the notes purchased by KKR or until the occurrence of other specified events such as a change of control, KKR's waiver and termination of this right, the designee is removed for cause by the stockholders or KKR's material breach of the terms of the Note Purchase Agreement entered into in connection with the KKR Transaction(a "Designee Termination Event"), KKR shall have the right to select a successor designee in the event the designee ceases to serve on the Board for any reason, and Sun shall nominate the KKR designee for election at its annual meeting of stockholders, provided the Membership Requirements are met. Initially, Michael E. Marks served as KKR's designee. However, Mr. Marks is no longer affiliated with KKR. Accordingly, although Mr. Marks will continue to serve on Sun's Board, Mr. Greene will now be serving as KKR's designee.

Pursuant to Section A.7. of the Company's Corporate Governance Guidelines, the Board shall only nominate for election or re-election director candidates who have tendered an irrevocable resignation that will become effective upon (i) a failure to receive the required majority vote at an election for which the majority voting standard is applicable and (ii) the Board's acceptance of the resignation. In such a case, pursuant to Section 3.3 of the Company's Bylaws, the Corporate Governance and Nominating Committee will recommend to the Board whether to accept the resignation. Therefore, all members of the Board have executed conditional resignations pursuant to the Company's Corporate Governance Guidelines. In connection with his election to the Board, Mr. Greene executed a conditional resignation pursuant to the Company's Corporate Governance Guidelines. In addition, Mr. Greene executed a separate conditional resignation related to his service as KKR's designee pursuant to the KKR Transaction (the "KKR Resignation"). The effectiveness of the KKR resignation is conditioned upon the occurrence of a Designee Termination Event. Because Mr. Marks is no longer serving as KKR's designee, the Board terminated the conditional resignation that Mr. Marks executed pursuant to the KKR Transaction.

Item 5.03.    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

(a) Amendment to Bylaws.

On May 1, 2008, the Board voted to amend Section 3.2 of Sun's Bylaws, effective immediately, to increase the size of the Board from ten members to eleven members. A copy of Sun's Bylaws, as amended, is attached to this Report as Exhibit 3.2 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits.

The following exhibits are filed herewith:

Exhibit Number 3.2 - Bylaws, as amended May 1, 2008.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sun Microsystems, Inc.

Date: May 06, 2008	By:	/s/ Michael A. Dillon
Michael A. Dillon
Executive Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
EX-3.(ii).	Bylaws, as amended May 1, 2008.